

                                                                   EXHIBIT 12


                          JORDAN INDUSTRIES, INC.
                         COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in thousands)


                                                                    Year Ended December 31,
                                                    --------------------------------------------------------
                                                            2001                2000              1999
                                                    --------------------------------------------------------

Fixed Charges:
  Interest expense                                        $86,677             $86,942          $82,379
  Rental expenses included in fixed charges                 6,016               5,374            4,390
                                                          -------             -------          -------
              Total Fixed Charges                          92,693              92,316           86,769
Earnings:
  Pre-tax income (loss)                                   (64,001)            (38,885)          (6,603)
  Plus: fixed charges                                      92,693              92,316           86,769
                                                          -------             -------          -------
              Total Earnings                               28,692              53,431           80,166
                                                          -------             -------          -------

Deficiency                                               $(64,001)           $(38,885)         $(6,603)
                                                         ========            ========          =======
